Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121584 and No. 333-145074) pertaining to the sanofi-aventis Puerto Rico Savings Plan of our report dated June 26, 2009, with respect to the financial statements and schedule of the sanofi-aventis Puerto Rico Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

Iselin, New Jersey

June 26, 2009